Exhibit 99.1

Newtek Declares Third Quarter Dividend of $0.43 Per Share

Funded $20.6 Million in SBA 7(a) Loans in August 2016; Record
Loan Fundings for the Month of August

New York, N.Y. - September 7, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company ("BDC"), today announced that its board of directors declared a third quarter cash dividend(1) of approximately $6.3 million, or $0.43 per share, payable on September 30, 2016 to shareholders of record as of September 20, 2016.  The Company is reconfirming its full year 2016 dividend forecast of approximately $22.2 million, or $1.53(2) per share.

In addition, the Company announced that it funded $20.6 million in SBA 7(a) loans in August 2016, which represents the largest dollar volume of SBA 7(a) loans funded during the month of August in the Company's history. The Company maintains its loan funding forecast of approximately $300 million in SBA 7(a), and approximately $20 million in SBA 504 loans to be originated by one of Newtek’s controlled portfolio companies, which in total would represent an approximate 32% increase over total loan fundings in 2015.

Barry Sloane, Chairman, President and Chief Executive Officer stated, “As we move through the second half of 2016, we are extremely pleased with the consistent strong performance of our business. We continue to experience an enormous appetite for our SBA 7(a) loan product and are proud to say that we have been able to significantly increase our loan funding growth year over year while maintaining the credit quality of our loan portfolio. In fact, year-to-date through August 31, 2016, our SBA 7(a) loan fundings have increased by approximately 48.1% to $178.3 million compared to the same period last year. Furthermore, our portfolio companies have been performing well in line with our expectations.

We have continued to actively target companies for investment and currently have two companies in our investment pipeline. We look forward to continuing to report our performance milestones to our shareholders and remain optimistic regarding our full year 2016 results.”
The Company’s board of directors expects to maintain a dividend policy with the objective of distributing approximately 90% to 98% of the Company’s annual taxable income. The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid for the year.

(1)	The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program (“DRIP”), at the election of shareholders.

(2)
Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company’s 2016 dividend forecast is based on the number of shares of Company common stock outstanding at June 30, 2016.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions CompanyTM, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval), eCommerce, Accounts Receivable Financing & Inventory, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, and Payroll and Benefits.
Newtek® is a registered trademark of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com